NEWS RELEASE	C2008-02

DST Systems, Inc. 333 West 11th Street Kansas City, MO 64105-1594 NYSE Symbol: DST	Contact: Thomas A. McDonnell (816) 435-8684 President and Chief Executive Officer Kenneth V. Hager (816) 435-8603 Vice President and Chief Financial Officer

FOR IMMEDIATE RELEASE - January 21, 2008	Page 1

DST SYSTEMS, INC. ANNOUNCES FOURTH QUARTER 2007
FINANCIAL RESULTS AND INCREASED SHARE REPURCHASE AUTHORIZATION

KANSAS CITY, MO (January 21, 2008) - Consolidated net income for DST Systems, Inc. (NYSE: DST) was $63.7 million ($0.92 per diluted share) for the fourth quarter 2007 compared to $81.0 million ($1.15 per diluted share) for fourth quarter 2006. Consolidated net income for the year ended December 31, 2007 was $874.7 million ($12.35 per diluted share) compared to $272.9 million ($3.78 per diluted share) for the year ended December 31, 2006. Taking into account certain non-GAAP adjustments explained herein, consolidated net income was $67.7 million ($0.98 per diluted share) for the fourth quarter 2007 compared to $65.5 million ($0.93 per diluted share) for fourth quarter 2006, and $250.5 million ($3.53 per diluted share) for the year ended December 31, 2007 compared to $218.4 million ($3.02 per diluted share) for the year ended December 31, 2006.

Fourth quarter 2007 operating highlights were as follows:

•
Consolidated operating revenues increased $13.2 million or 3.1% to $432.5 million as compared to $419.3 million for fourth quarter 2006 primarily from increases in mutual fund shareowner processing revenues and higher international professional services revenues.

•
Consolidated income from operations increased $9.4 million or 10.5% to $99.1 million as compared to $89.7 million for fourth quarter 2006. Taking into account certain non-GAAP adjustments, income from operations increased $5.3 million or 5.7% as compared to fourth quarter 2006. On this basis, Financial Services income from operations decreased $3.4 million compared to fourth quarter 2006 as increased contributions from mutual fund shareowner processing were offset by lower international contributions and the finalization and recognition in fourth quarter 2006 of approximately $5.7 million of revenue for services performed in prior reporting periods. Output Solutions income from operations for fourth quarter 2007 increased $8.1 million from fourth quarter 2006 from cost efficiencies realized from the implementation of new proprietary printing and inserting technologies.

Share related activity during fourth quarter 2007 was as follows:

•	During fourth quarter 2007, the Company repurchased 1,110,000 shares of DST common stock for $93.5 million or approximately $84.23 per share.

•
The Company had approximately 60.8 million shares outstanding at December 31, 2007, including approximately 2.6 million unvested restricted shares, a decrease of 4.9 million shares from December 31, 2006. The net effect of share repurchases and shares issued from stock option exercises during the three months ended December 31, 2007 resulted in a net decrease in shares outstanding of approximately 700,000 shares.

FOR IMMEDIATE RELEASE - January 21, 2008	Page 2

•
Diluted shares outstanding for fourth quarter 2007 were 69.4 million shares, a decrease of 700,000 shares or 1.0% from fourth quarter 2006, and a decrease of 500,000 shares or 0.7% from third quarter 2007. Diluted shares outstanding include an aggregate 10.6 million shares comprised of the dilutive effects of 7.1 million shares from convertible debentures, 2.0 million shares from outstanding stock options and 1.5 million shares from restricted stock. The aggregate dilutive effect of these items increased by approximately 600,000 shares from third quarter 2007 and 3.8 million shares from fourth quarter 2006, respectively, due primarily to an increased dilutive effect from the convertible debentures resulting from increases in the Company’s average share price.

•
Total stock options and restricted stock (“equity units”) outstanding at December 31, 2007 were 8.6 million, a decrease of 600,000 equity units or 6.5% from September 30, 2007 and a decrease of 2.8 million equity units or 24.6% from December 31, 2006.

Increased authorization to share repurchase plan:

•
At December 31, 2007, there were approximately 1.9 million shares remaining to be repurchased under the existing share repurchase authorization plan. On January 18, 2008, DST’s Board of Directors authorized an additional 5 million shares to be repurchased under the existing share repurchase plan. The plan allows, but does not require, the repurchase of common stock in open market and private transactions through December 31, 2009. The Company may enter into one or more plans with its brokers or banks for pre-authorized purchases within defined limits pursuant to Rule 10b5-1 to effect all or a portion of such share repurchases.

Use of Non-GAAP Financial Information

In addition to reporting operating income, pretax income, net income and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments which are described in the attached schedule titled “Description of Non-GAAP Adjustments” and are reconciled to the corresponding GAAP measures in the attached financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” that accompany this earnings release. In making these non-GAAP adjustments, the Company takes into account the impact of items that are not necessarily ongoing in nature, that do not have a high level of predictability associated with them or that are non-operational in nature. Generally, these items include net gains on dispositions of business units, net gains (losses) associated with securities and other investments, restructuring and impairment costs and other similar items. Management believes the exclusion of these items provides a useful basis for evaluating underlying business unit performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating business unit performance utilizing GAAP financial information. Management uses non-GAAP measures in its budgeting and forecasting processes and to further analyze its financial trends and “operational run-rate”, as well as making financial comparisons to prior periods presented on a similar basis. The Company believes that providing such adjusted results allows investors and other users of DST’s financial statements to better understand DST’s recurring comparative operating performance for the periods presented.

DST’s management uses each of these non-GAAP financial measures in its own evaluation of the Company’s performance, particularly when comparing performance to past periods. DST’s non-GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures. Although DST’s management believes non-GAAP measures are useful in evaluating the performance of its business, DST acknowledges that items excluded from such measures may have a material impact on the Company’s income from operations, pretax income, net income and earnings per share calculated in accordance with GAAP. Therefore, management typically uses non-GAAP measures in conjunction with GAAP results. Investors and users of our financial information should also consider the above factors when evaluating DST’s results.

FOR IMMEDIATE RELEASE - January 21, 2008	Page 3

Detailed Review of Financial Results

The following discussion of financial results takes into account the non-GAAP adjustments described in the section entitled “Use of Non-GAAP Financial Information” and detailed in the attached schedule titled “Description of Non-GAAP Adjustments”.

Segment Results

Financial Services Segment

Operating revenues for the Financial Services segment, excluding out-of-pocket reimbursements (“OOP”), for the three months ended December 31, 2007 increased $15.8 million or 5.6% to $297.8 million as compared to the three months ended December 31, 2006. U.S. operating revenues for fourth quarter 2007 increased $7.1 million or 2.9% over fourth quarter 2006 primarily from higher mutual fund shareowner processing revenues associated with higher levels of shareowner accounts serviced, partially offset by the finalization and recognition in fourth quarter 2006 of approximately $5.7 million of data processing support and professional services revenues for services performed in prior reporting periods. International operating revenues increased $8.7 million or 23.2% over fourth quarter 2006 primarily from higher professional services revenues.

Financial Services segment software license fee revenues are derived principally from DST International (investment management systems), DST Health Solutions (medical claims processing systems) and AWD (workflow management and CRM solutions). Operating revenues include approximately $18.2 million of software license fee revenues for the three months ended December 31, 2007, an increase of $1.6 million or 9.6% over the same period in 2006 primarily due to higher levels of investment management and medical claims processing software license fees. While license fee revenues are not a significant percentage of DST’s total operations, they can significantly impact earnings in the period in which they are recognized. Revenues and operating results from individual license sales depend heavily on the timing, size and nature of the contract.

U.S. mutual fund open shareowner accounts processed totaled 119.1 million at December 31, 2007, a net increase of 900,000 accounts or 0.8% since September 30, 2007, and an increase of 13.3 million accounts or 12.6% since December 31, 2006. New client conversions totaled 7.9 million or 7.5% and net accounts growth from existing clients was 5.4 million or 5.1% for 2007. Tax-advantaged retirement and educational savings accounts serviced totaled 46.2 million at December 31, 2007, a net increase of 300,000 accounts or 0.7% since September 30, 2007 and a net increase of 5.7 million accounts or 14.1% since December 31, 2006.

Since September 30, 2007, the Company received new client commitments from clients with approximately 100,000 mutual fund shareowner accounts. The Company currently has total new client commitments for approximately 530,000 mutual fund shareowner accounts and approximately 7.1 million mutual fund subaccounts, based on current levels. The mutual fund shareowner accounts are expected to convert in the first half of 2008 and the mutual fund subaccounts are expected to convert at various times during 2008.

FOR IMMEDIATE RELEASE - January 21, 2008	Page 4

Financial Services segment income from operations for fourth quarter 2007 decreased $3.4 million from the prior year quarter to $88.7 million. Increased contributions from mutual fund shareowner processing were offset by lower international contributions and the recognition, in the fourth quarter of 2006, of approximately $5.7 million of data processing support and professional services revenues for services performed in prior reporting periods. Costs and expenses for the three months ended December 31, 2007 were $203.4 million, an increase of $24.3 million or 13.6% from the same period in 2006. Excluding reimbursable operating costs of $17.0 million in fourth quarter 2007 and $14.8 million in fourth quarter 2006, costs and expenses increased $22.1 million or 13.5% to $186.4 million. Increased personnel and travel costs were incurred to support higher international professional services revenues. Depreciation and amortization costs decreased $2.9 million in the fourth quarter 2007 compared to the prior year quarter. The net decrease is attributable to the absence of amortization of DST Health Solutions intangible assets resulting from the adoption of FIN 48 on January 1, 2007 and lower amortization of capitalized software. Operating margin for the fourth quarter 2007 declined to 29.8% compared to 32.7% for the fourth quarter 2006 for the reasons mentioned above.

Output Solutions Segment

Output Solutions segment operating revenues (excluding OOP reimbursements) for fourth quarter 2007 were $133.7 million, a decrease of $2.2 million or 1.6% as compared to fourth quarter 2006, principally from lower U.S. images produced.

Items mailed during the three months and year ended December 31, 2007 were 654.4 million and 2.6 billion, an increase of 2.4% compared to the prior year quarter and substantially unchanged compared to the prior year. During the fourth quarter 2007, Output Solutions converted a new telecommunications client. Images produced during the three months and year ended December 31, 2007 were 3.9 billion and 17.0 billion, a decrease of 4.9% and an increase of 9.7%, respectively, compared to the same periods in 2006. The decrease in images produced in fourth quarter 2007 as compared to the prior year is the result of certain telecommunications clients reducing the amount of transaction information included in their invoices thereby lowering total images produced. Operating revenue per image increased 2.7% from fourth quarter 2006 resulting from lower relative volumes from customers with lower unit pricing.

Output Solutions segment income from operations for fourth quarter 2007 totaled $6.6 million as compared to a net loss of $1.5 million in fourth quarter 2006. Costs and expenses for the three months ended December 31, 2007 were $244.4 million, a decrease of $15.0 million or 5.8% from the same period in 2006. Excluding reimbursable operating costs of $127.8 million in fourth quarter 2007 and $131.8 million in fourth quarter 2006, costs and expenses decreased $11.0 million or 8.6% to $116.6 million from lower material costs and lower leased equipment costs resulting from the implementation of owned digital print technologies. Depreciation and amortization increased $700,000 as compared to fourth quarter 2006 attributable to depreciation on new digital print technology printers and inserters. Operating margin for fourth quarter 2007 was 4.9% compared to a negative operating margin for fourth quarter 2006 from cost efficiencies realized from the implementation of new proprietary printing and inserting technologies.

FOR IMMEDIATE RELEASE - January 21, 2008	Page 5

Investments and Other Segment

Investments and Other segment operating revenues, primarily rental income, were $15.0 million for fourth quarter 2007, a decrease of $900,000 from fourth quarter 2006 due to the second quarter 2007 sale of certain office buildings. Income from operations for fourth quarter 2007 increased $600,000 as compared to fourth quarter 2006 principally from lower depreciation expense. The decrease in depreciation expense is due to the second quarter 2007 sale of office buildings and property impairment charges recorded in fourth quarter 2006.

Other Financial Results

Equity in earnings (losses) of unconsolidated affiliates

The following table summarizes the Company's equity in earnings (losses) of unconsolidated affiliates:

	Three months ended				Year ended
	December 31,				December 31,
(in millions)	2007		2006		2007	2006

Asurion	$		$	$ 5.5	$21.9	$22.4
BFDS		7.3		6.6	30.9	26.7
IFDS		2.5		6.0	15.8	12.8
Argus		(1.1)		0.9	2.3	4.7
Other		1.2		(1.7)	(3.4)	(4.5)
		$9.9		$17.3	$67.5	$62.1

As previously announced, DST sold the majority of its equity interest in Asurion on July 3, 2007 and now accounts for this investment under the cost basis.

DST’s equity in BFDS earnings for fourth quarter 2007 increased $700,000 due to higher mutual fund shareowner servicing revenues resulting from an increase in shareowner volumes.

DST’s equity in IFDS earnings for fourth quarter 2007 decreased $3.5 million. Increases in operating revenues were more than offset by new customer conversion costs, higher income taxes, foreign currency losses and depreciation expense. Shareowner accounts serviced by IFDS U.K. were 5.8 million at December 31, 2007, unchanged from September 30, 2007 and an increase of 200,000 accounts from December 31, 2006. Shareowner accounts serviced by IFDS Canada were 7.5 million at December 31, 2007, an increase of 100,000 accounts from September 30, 2007 and an increase of 400,000 from December 31, 2006. In January 2008, IFDS Canada converted a new remote mutual fund client which increased total shareowner accounts serviced by approximately 3.2 million accounts.

Equity in earnings of Argus Health Systems for fourth quarter 2007 decreased $2.0 million as a result of slightly lower operating revenues and higher operating costs in connection with the processing of higher volumes of Medicare Part D claims.

FOR IMMEDIATE RELEASE - January 21, 2008	Page 6

The Other category in the table above includes principally various real estate joint ventures. Increases in contributions were recorded by certain real estate joint ventures.

Other income, net

Other income was $8.6 million in fourth quarter 2007, a decrease of $800,000 as compared to fourth quarter 2006, primarily due to program fees for the account receivable securitization program initiated in second quarter 2007 and unrealized losses on marketable securities designated as trading, partially offset by higher dividend income and higher interest income. Interest income increased from investing the cash proceeds from the sale of Asurion that were used in December 2007 to fund the Company’s income tax obligations resulting from the sale.

Interest expense

Interest expense was $11.1 million for fourth quarter 2007, a decrease of $6.4 million from fourth quarter 2006, primarily from lower average debt balances outstanding as a portion of the Asurion sale proceeds and funds from the accounts receivable securitization program were used to reduce debt. Costs associated with the accounts receivable securitization program are included in other income, as mentioned above.

Income taxes

The Company’s tax rate was 36.4% and 34.7% during the three months and year ended December 31, 2007, respectively, as compared to 36.4% and 35.2% for the three months and year ended December 31, 2006, respectively. The Company’s tax rate for 2007 has been favorably impacted from the January 1, 2007 adoption of FIN 48, which has resulted in a reduction in interest accruals relating to uncertain tax positions as compared to prior year periods. The tax rate during fourth quarter 2007 was higher than third quarter 2007 rate of 34.0% principally due to higher than projected domestic income and lower than projected foreign and corporate joint venture income. The Company expects its tax rate to be approximately 36.0% in 2008.

Accounting Standards

Earnings Per Share

The FASB has previously issued an exposure draft on a proposed accounting standard that would amend SFAS 128, Earnings per Share, to clarify guidance for mandatorily convertible instruments, the treasury stock method, contingently issuable shares, and contracts that may be settled in cash or shares. The final statement has yet to be issued. DST is currently evaluating the impact of this proposed accounting standard and currently believes that this proposed amendment would impact the way the Company treats the 17.1 million incremental shares to be issued from the assumed conversion of the $840 million of convertible debentures issued in August 2003 in calculating diluted earnings per share. The proposed amendment would require the use of the “if-converted” method from the date of issuance of the convertible debentures. The proposed amendment would remove the ability of a company to support the presumption that the convertible securities will be satisfied in cash and not converted into shares of common stock. Under this “if converted” method, GAAP diluted earnings per share would have been $0.87 and $1.02 (versus GAAP reported earnings of $0.92 and $1.15) for the three months ended December 31, 2007 and 2006, respectively, and $10.97 and $3.48 (versus GAAP reported earnings of $12.35 and $3.78) for the years ended December 31, 2007 and 2006, respectively. The above pro-forma information presents only the effect on diluted earnings per share of the “if converted” method included in the exposure draft, but does not include any other computational changes (i.e. treasury stock method considerations) discussed in the exposure draft. DST is continuing to monitor the FASB’s progress towards finalizing this proposed accounting standard.

FOR IMMEDIATE RELEASE - January 21, 2008	Page 7

The proposed change in accounting principles would affect the calculation of diluted earnings per share during the period the debentures are outstanding, but would not affect DST’s ability to ultimately settle the convertible debentures in cash, shares or any combination thereof.

* * * * *
The information and comments in this press release may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual actions or results could differ. There could be a number of factors, risks, uncertainties or contingencies that could affect future actions or results, including but not limited to those set forth in DST's periodic reports (Form 10-K or 10-Q) filed from time to time with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking statements. The Company will not update any forward-looking statements in this press release to reflect future events.

FOR IMMEDIATE RELEASE - January 21, 2008	Page 8

DST SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(In millions, except per share amounts)
(Unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2007	2006	2007	2006

Operating revenues	$432.5	$419.3	$1,695.4	$1,556.2
Out-of-pocket reimbursements	144.9	146.5	607.1	679.6
Total revenues	577.4	565.8	2,302.5	2,235.8

Costs and expenses	443.3	435.8	1,828.0	1,800.6
Depreciation and amortization	35.0	40.3	130.6	129.9

Income from operations	99.1	89.7	343.9	305.3

Interest expense	(11.1)	(17.5)	(60.3)	(77.3)
Other income, net	3.4	10.3	45.0	50.0
Gain on sale of business				52.8
Gain on sale of Asurion	1.7		998.0
Equity in earnings of unconsolidated affiliates	9.9	15.6	62.6	47.7

Income before income taxes	103.0	98.1	1,389.2	378.5
Income taxes	39.3	17.1	514.5	105.6

Net income	$63.7	$81.0	$874.7	$272.9

Average common shares outstanding	58.8	63.3	60.8	66.1
Diluted shares outstanding	69.4	70.1	70.7	72.1

Basic earnings per share	$1.08	$1.28	$14.38	$4.13
Diluted earnings per share	$0.92	$1.15	$12.35	$3.78

FOR IMMEDIATE RELEASE - January 21, 2008	Page 9

DST SYSTEMS, INC.
STATEMENT OF REVENUES BY SEGMENT
(In millions)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues
Financial Services
Operating	$297.8	$282.0	$1,134.6	$1,011.2
OOP reimbursements	17.0	14.8	65.0	60.8
	$314.8	$296.8	$1,199.6	$1,072.0

Output Solutions
Operating	$133.7	$135.9	$555.1	$535.9
OOP reimbursements	127.8	131.8	542.0	619.2
	$261.5	$267.7	$1,097.1	$1,155.1

Investments and Other
Operating	$15.0	$15.9	$63.1	$63.4
OOP reimbursements	0.2	0.2	0.4	0.5
	$15.2	$16.1	$63.5	$63.9

Eliminations
Operating	$(14.0)	$(14.5)	$(57.4)	$(54.3)
OOP reimbursements	(0.1)	(0.3)	(0.3)	(0.9)
	$(14.1)	$(14.8)	$(57.7)	$(55.2)

Total Revenues
Operating	$432.5	$419.3	$1,695.4	$1,556.2
OOP reimbursements	144.9	146.5	607.1	679.6
	$577.4	$565.8	$2,302.5	$2,235.8

FOR IMMEDIATE RELEASE - January 21, 2008	Page 10

DST SYSTEMS, INC.
STATEMENT OF INCOME FROM OPERATIONS BY SEGMENT
(In millions)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006
Income (loss) from operations
Financial Services	$88.7	$88.0	$286.7	$289.2
Output Solutions	6.6	(1.5)	31.3	4.2
Investments and Other	3.8	3.2	25.9	11.9
	$99.1	$89.7	$343.9	$305.3

DST SYSTEMS, INC.
OTHER SELECTED FINANCIAL INFORMATION
(In millions)
(Unaudited)

	December 31,	December 31,
Selected Balance Sheet Information	2007	2006

Cash	$115	$61
Debt	1,061	1,441

	For the year ended December 31,
Selected Cash Flow Information	2007	2006

Capital expenditures
Operating segments	$115	$138
Investments and Other segment	8	12

FOR IMMEDIATE RELEASE - January 21, 2008	Page 11

DST Systems, Inc.
Description of Non-GAAP Adjustments

In addition to reporting operating income, pretax income, net income and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments that are described below and are reconciled to the corresponding GAAP measures in the attached financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” that accompany this earnings release. DST’s use of non-GAAP adjustments is further described in the section entitled “Use of Non-GAAP Financial Information”.

The following items, which occurred during the quarter ended December 31, 2007, have been treated as non-GAAP adjustments:

•
Other net losses, in the amount of $5.2 million, associated with securities transactions, which are included in other income, net. The income tax benefit associated with these losses was approximately $1.9 million.

•
Additional non-operating gain on the sale of Asurion, in the amount of $1.7 million, resulting from the final determination of the estimated receivables included in the total proceeds from the sale. The income tax expense associated with this additional gain was approximately $700,000.

•
Income tax expense, in the amount of $1.7 million, associated with the sale of Asurion during third quarter 2007. Income tax expense for third quarter 2007 was determined using the effective tax rate which resulted in approximately $379.3 million being recognized in third quarter 2007 and the remainder in fourth quarter 2007.

In addition to the items which occurred in the quarter ended December 31, 2007 as described above, the following items which occurred during the nine months ended September 30, 2007 have been previously reported as non-GAAP adjustments and are included in the year ended December 31, 2007:

•
Merger integration costs incurred with the acquisition of ASI, in the amount of $4.3 million, included in Financial Services costs and expenses. The income tax benefit associated with these costs was approximately $1.7 million.

•	A contract termination fee, in the amount of $3.1 million, included in Output Solutions operating revenues. The income tax expense associated with this income was approximately $1.2 million.

•
Net gain resulting from the sale of office buildings in California, in the amount of $12.4 million, which is included in Investments and Other as a reduction to costs and expenses. The income tax expense associated with this income was approximately $4.9 million. Total cash proceeds from the sale were approximately $37.6 million.

•
Costs associated with the partial termination of a non-qualified deferred compensation plan in the amount of $4.3 million. The $4.3 million cost (included in costs and expenses) was allocated to the Financial Services ($3.3 million), Output Solutions ($800,000) and Investments and Other segment ($200,000). The income tax benefit associated with this cost is approximately $1.6 million.

FOR IMMEDIATE RELEASE - January 21, 2008	Page 12

DST Systems, Inc.
Description of Non-GAAP Adjustments (Continued)

•
Other net gains, in the amount of $8.0 million, associated with securities transactions, which are included in other income, net. The income tax expense associated with these gains was approximately $3.2 million.

•	Non-operating gain related to the sale of Asurion, an equity investment, in the amount of $996.3 million. The income tax expense associated with this gain was approximately $379.3 million.

•
Non-operating gain resulting principally from a settlement of a dispute related to a prior business acquisition, in the amount of $1.5 million, which is included in other income, net. The income tax expense associated with this gain was approximately $600,000.

•
A gain related to the recovery in a non-operating Chapter 11 bankruptcy claim of an amount due from a previous client, in the amount of $1.0 million, included in other income, net. The income tax expense associated with this gain was approximately $400,000.

•
Decreased equity in earnings of unconsolidated real-estate affiliates associated with impairment charges on real estate held for sale in the amount of $4.9 million. The income tax benefit associated with these impairment charges was approximately $1.9 million.

•	Favorable resolution of an international income tax issue that resulted in a $3.8 million reduction in income tax expense.

The following items, which occurred during the quarter ended December 31, 2006, have been previously reported as non-GAAP adjustments:

•
Merger integration costs incurred with the acquisition of ASI, in the amount of $3.1 million, included in Financial Services costs and expenses. The income tax benefit associated with these costs was approximately $1.2 million.

•
Amortization by ASI of $1.0 million of in-process research and development costs resulting from the October 2, 2006 acquisition, which is included in Financial Services depreciation and amortization. The income tax benefit associated with these costs was approximately $400,000.

•
Other net gains, in the amount of $900,000, associated with securities transactions, which are included in other income, net. The income tax expense associated with these gains was approximately $300,000.

•
A litigation reserve established by Asurion, which negatively impacted DST’s equity in earnings of Asurion by approximately $1.7 million in fourth quarter 2006. The income tax benefit associated with these costs was approximately $700,000.

•	An income tax benefit of approximately $7.4 million for the estimated portion of the Asurion distribution that qualifies for the dividends received deduction for DST.

•	An income tax benefit of approximately $11.0 million related to federal and state historic preservation tax credits for a recently completed real estate project.

FOR IMMEDIATE RELEASE - January 21, 2008	Page 13

DST Systems, Inc.
Description of Non-GAAP Adjustments (Continued)

In addition to the items which occurred in the quarter ended December 31, 2006 as described above, the following items, which occurred during the nine months ended September 30, 2006, have been previously reported as non-GAAP adjustments and are included in the year ended December 31, 2006:

•
Increased compensation expense from accelerated vesting of restricted stock as a result of the lock\line merger with Asurion, in the amount of $1.7 million, included in Financial Services costs and expenses. The income tax benefit associated with these costs was approximately $700,000.

•
Reduced compensation expense as a result of the effect of the adoption of FAS 123R, Share-Based Payment, related to the initial estimation of forfeitures on restricted stock awards which resulted in a $1.4 million reduction in Financial Services costs and expenses. The income tax expense associated with this gain was approximately $600,000.

•
Merger integration costs incurred with the acquisition of ASI, in the amount of $1.7 million, included in Financial Services costs and expenses. The income tax benefit associated with these costs was approximately $600,000.

•
Reduced depreciation expense of $2.6 million, reduced costs and expenses of $4.3 million and increased other non-operating income of $900,000 for an aggregate pretax income of $7.8 million related to the settlement of an outstanding state sales and use tax matter for historical periods dating back to 2001. DST management considers the settlement to be non-recurring in nature. The settlement had a favorable impact on Financial Services income from operations of $6.9 million related to sales and use taxes and other non-operating income of $900,000 related to interest for an aggregate pretax impact of $7.8 million. The income tax expense associated with this settlement was approximately $3.1 million ($2.7 million associated with reductions in depreciation and costs and expenses and $400,000 associated with an increase in other income).

•
Severance and related compensation charges of $1.8 million associated with an adjustment of staffing levels, included in Output Solutions costs and expenses. The income tax benefit associated with these costs was approximately $700,000.

•
Other net gains in the amount of $16.5 million associated with securities transactions, principally from the sale of 1.5 million shares of State Street Corporation, which are included in other income, net. The income tax expense associated with these gains was approximately $6.4 million.

•
Increased interest expense of $12.7 million resulting from the write-off of the Company’s convertible debenture debt issuance costs. The income tax benefit associated with these interest costs was approximately $5.0 million.

•
A loss included in other income, net, in the amount of $2.9 million principally related to the decline in value of a non-operating Chapter 11 bankruptcy claim of an amount due from a previous client. The income tax benefit associated with this loss was approximately $1.1 million.

FOR IMMEDIATE RELEASE - January 21, 2008	Page 14

DST Systems, Inc.
Description of Non-GAAP Adjustments (Continued)

•
A net gain of $52.8 million resulting from the lock\par merger with Asurion on January 1, 2006, which is included in gain on sale of business. The income tax expense associated with this gain was approximately $23.1 million.

•
Reduced equity in earnings from Asurion of approximately $12.7 million from dividend-equivalent bonus payments made by Asurion to its vested stock option holders in connection with the debt-financed distribution to all of its shareholders in July 2006. DST management considers the dividend-equivalent bonus payments to be non-recurring in nature. The DST income tax benefit associated with this charge was approximately $5.1 million.

•
A federal income tax refund resulting from a settlement with the IRS related to research and experimentation credits claimed by the Company for historical periods from 1988 through 2001. A portion of the refund, in the amount of $1.3 million, was required to be reported as interest income and has been included in other income, net. The income tax benefit of this IRS settlement and federal income tax refund was approximately $4.4 million.

•	An income tax benefit of approximately $8.3 million for the estimated portion of the Asurion distribution that qualifies for the dividends received deduction for DST.

FOR IMMEDIATE RELEASE - January 21, 2008	Page 15

DST SYSTEMS, INC.
RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP ITEMS
For the Three Months Ended December 31,
(Unaudited - in millions, except per share amounts)

	2007
	Operating Income	Pretax Income	Net Income	Diluted EPS
Reported GAAP income	$99.1	$103.0	$63.7	$0.92

Adjusted to remove:

Included in non-operating income:

Net losses on securities transactions		5.2	3.3	0.05
Asurion gain		(1.7)	(1.0)	(0.01)
Additional income taxes on Asurion gain			1.7	0.02

Adjusted Non-GAAP income	$99.1	$106.5	$67.7	$0.98

	2006
	Operating Income	Pretax Income	Net Income	Diluted EPS
Reported GAAP income	$89.7	$98.1	$81.0	$1.15

Adjusted to remove:
Included in operating income:

ASI merger integration costs - Financial Services	3.1	3.1	1.9	0.03
Expense ASI IPR&D acquired - Financial Services	1.0	1.0	0.6	0.01

Included in non-operating income:

Net gains on securities transactions		(0.9)	(0.6)	(0.01)
Asurion litigation reserve		1.7	1.0	0.02
Income tax effect of the Asurion distribution			(7.4)	(0.11)
Income tax effect of historic preservation tax credits			(11.0)	(0.16)

Adjusted Non-GAAP income	$93.8	$103.0	$65.5	$0.93

Note: See the Description of Non-GAAP Adjustments section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.

FOR IMMEDIATE RELEASE - January 21, 2008	Page 16

DST SYSTEMS, INC.
RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP ITEMS
For the Year Ended December 31,
(Unaudited - in millions, except per share amounts)

	2007
	Operating Income	Pretax Income	Net Income	Dilute EPS
Reported GAAP income	$343.9	$1,389.2	$874.7	$12.35

Adjusted to remove:
Included in operating income:

ASI merger integration costs - Financial Services	4.3	4.3	2.6	0.03
Contract termination fee - Output Solutions	(3.1)	(3.1)	(1.9)	(0.03)
Gain on sale of real property - Investments and Other	(12.4)	(12.4)	(7.5)	(0.11)
Non-qualified deferred comp. plan costs - Financial Services	3.3	3.3	2.0	0.03
Non-qualified deferred comp. plan costs - Output Solutions	0.8	0.8	0.5	0.01
Non-qualified deferred comp. plan costs - Investments and Other	0.2	0.2	0.2

Included in non-operating income:

Net gains on securities transactions		(2.8)	(1.5)	(0.02)
Asurion gain		(998.0)	(616.3)	(8.70)
Favorable settlement of a prior business acquisition dispute		(1.5)	(0.9)	(0.01)
Recovery of Chapter 11 bankruptcy claim		(1.0)	(0.6)	(0.01)
Real estate impairments at unconsolidated affiliates		4.9	3.0	0.04
Favorable income tax resolution			(3.8)	(0.05)
Adjusted Non-GAAP income	$337.0	$383.9	$250.5	$3.53

	2006
	Operating Income	Pretax Income	Net Income	Diluted EPS
Reported GAAP income	$305.3	$378.5	$272.9	$3.78

Adjusted to remove:
Included in operating income:

Restricted stock vesting acceleration - Financial Services	1.7	1.7	1.0	0.01
Effect of adoption of FAS 123R - Financial Services	(1.4)	(1.4)	(0.8)	(0.01)
ASI merger integration costs - Financial Services	4.8	4.8	3.0	0.04
State sales and use tax settlement - Financial Services	(6.9)	(6.9)	(4.2)	(0.06)
Expense ASI IPR&D acquired - Financial Services	1.0	1.0	0.6	0.01
Employee severance expense - Ouput Solutions	1.8	1.8	1.1	0.01

Included in non-operating income:

State sales and use tax settlement		(0.9)	(0.5)	(0.01)
Net gains on securities transactions		(17.4)	(10.7)	(0.14)
Write-off of convertible debenture issuance costs		12.7	7.7	0.11
Decline in value of Chapter 11 bankruptcy claim		2.9	1.8	0.02
Gain on lock\par merger		(52.8)	(29.7)	(0.41)
Asurion dividend-equivalent bonus payment		12.7	7.6	0.11
Asurion litigation reserve		1.7	1.0	0.01
Research and experimentation tax refund and settlement		(1.3)	(5.7)	(0.08)
Income tax effect of the Asurion distribution			(15.7)	(0.22)
Income tax effect of historic preservation tax credits			(11.0)	(0.15)
Adjusted Non-GAAP income	$306.3	$337.1	$218.4	$3.02

Note: See the Description of Non-GAAP Adjustments section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.